Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE2 Class A-2
Payment Date	11/25/2003

Servicing Certificate
Beginning Pool Balance	23,919,389.90
Beginning PFA	0.00
Ending Pool Balance	22,951,086.13
Ending PFA Balance	-
Principal Collections	1,509,637.24
Principal Draws	541,333.47
Net Principal Collections	968,303.77
Active Loan Count	429

Current Month Repurchases	-
Current Month Repurchases - Due to Delinquency	-

Interest Collections	89,442.89

Weighted Average Net Loan Rate	3.70170%
Substitution Adjustment Amount	0.00

Note Rate	1.41000%

Term Notes	Amount	Factor
Beginning Balance	22,987,711.44	0.3536571
Ending Balance	22,053,298.31	0.3392815
Principal	934,413.13	14.3755867
Interest	26,110.21	0.4016955
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	94,441.81

Beginning Overcollateralization Amount	931,678.46
Overcollateralization Amount Increase (Decrease)	(33,890.64)
Outstanding Overcollateralization Amount	897,787.82
Overcollateralization Target Amount	897,787.82

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	54,500.00	1	0.24%
Delinquent Loans (60 Days)*	371,845.72	4	1.62%
Delinquent Loans (90 Days) *	-	0	0.00%
Delinquent Loans (120 Days)*	-	0	0.00%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180 Days)*	94,499.81	1	0.41%
Foreclosed Loans	94,499.81	1	0.41%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	601,722.60
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	601,722.60	0.93%

	Recovery To-Date
Beginning Recovery Amount	1,117.29
Current Month Recovery Amount	0.00
Ending Recovery Amount	1,117.29

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
CIA Remaining Balance due to GMAC - End of Pre-Funding Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00